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                                                                      EXHIBIT 11


                       AMERICAN ONCOLOGY RESOURCES, INC.
                STATEMENT RE-COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)
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                                             THREE MONTHS         NINE MONTHS
                                           ENDED SEPT. 30,      ENDED SEPT. 30,
                                            1996      1995      1996       1995
                                          --------  --------  ---------  --------
NET INCOME                                $ 4,303   $ 4,654    $12,810   $ 7,704
                                          =======   =======    =======   =======

OUTSTANDING AT END OF PERIOD:
 Shares of Common Stock                    28,360    27,476     28,360    27,476
Commitments to issue Common Stock at
specific future dates                      16,999    14,252     16,999    14,252
 Effect of weighting                         (637)     (232)    (1,438)   (7,498)
                                          -------   -------    -------   -------
                                           44,722    41,496     43,921    34,230
                                          -------   -------    -------   -------
Options to purchase Common Stock            5,128                5,128
Effect of treasury stock method            (2,402)              (1,602)
Dilutive effect of options to purchase
 Common  Stock granted April 1, 1994 and
  prior                                         -     1,296          -     1,122
                                          -------   -------    -------   -------
Additional assumed shares for 1994 and
 1995 grants and issuancesat less than
 the initial public offering price:
 Options to purchase Common Stock                     3,570                3,570
 Effect of treasury stock method                -      (732)         -    (1,044)
                                          -------   -------    -------   -------
                                                -     2,838          -     2,526
                                          -------   -------    -------   -------
Total shares used in per share
  calculation                              47,448    45,630     47,447    37,878
                                          =======   =======    =======   ======
Net income per share                        $0.09     $0.10    $  0.18   $  0.20
                                          =======   =======    =======   =======
ASSUMING FULL DILUTION:
 Outstanding per above                     47,448    45,630     47,447    37,878
 Additional dilution resulting from use
  of period end price per share if
  higher than average                         132       160         44       280
                                          -------   -------    -------   -------
Total shares used in per share             47,580    45,790     47,491    38,158
 calculation                              =======   =======    =======   =======
Net income per share                        $0.09     $0.10    $  0.27   $  0.20
                                          =======   =======    =======   =======

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